EXHIBIT 21

Subsidiaries of the Company

As of December 31, 2007

Name	State of Incorporation or Organization
HN Texas Properties	Texas
JER/NHP Senior Living Acquisition, LLC	Delaware
MLD Delaware Trust	Delaware
MLD Financial Capital Corporation	Delaware
MLD Properties Limited Partnership	Delaware
MLD Properties, Inc.	Delaware
MLD Properties, LLC	Delaware
Nationwide Health Properties Finance Corporation	Delaware
NH Texas Properties Limited Partnership	Texas
NHP Carillon, LLC	Delaware
NHP Centereach, LLC	Delaware
NHP Properties Business Trust	Massachusetts
NHP Senior Housing, Inc.	California
NHP/Broe, LLC	Delaware
NHP/Mc Shane SAMC, LLC	Delaware
PMB/NHP Vancouver Partners, LLC	Delaware